LIST OF SUBSIDIARIES
                    OF CANTERBURY CORPORATE SERVICES, INC.

Canterbury Career Schools, Inc. (inactive)
Canterbury Career Schools of Sacramento, Inc. (inactive)
Canterbury Career Schools of Pittsburgh, Inc. (inactive)
Canterbury Management Group, Inc.
Scholastic Partners, Inc. (inactive)
Educational Advisors, Inc. (inactive)
Star Label Products, Inc. (shell)
Clark Training Corp. (inactive)
MSI/Canterbury Corp.
Empire Career Center, Inc. (inactive)
Canterbury Career Schools of Lauderdale (inactive)
CALC/Canterbury Corp.
Prosoft/Canterbury Corp.
Nevada Training Corp.
Vocational Education Corp. d/b/a American Trucking Academy